UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

ANHEUSER-BUSCH INBEV SA/NV
(Name of Issuer)

Ordinary Shares, without nominal value

American Depositary Shares, each of which represents 1 (one) Ordinary Share, without nominal value, evidenced by American Depositary Receipts
 (Title of Class of Securities)

03524A108
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Page 1 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. BRC S.à.R.L.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 2 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Stichting Anheuser-Busch InBev
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization The Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) OO

Page 3 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Eugénie Patri Sébastien S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 4 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Rayvax Société d’Investissements S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 5 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Sébastien Holding NV/SA
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 6 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Fonds InBev Baillet-Latour SPRL
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 7 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Fonds Voorzitter Verhelst BVBA
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) CO

Page 8 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Jorge Paulo Lemann
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) IN

Page 9 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Carlos Alberto da Veiga Sicupira
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) IN

Page 10 of 24 pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Marcel Herrmann Telles
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 842,558,783 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 842,558,783 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,558,783 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.9%
12.	Type of Reporting Person (See Instructions) IN

Page 11 of 24 pages

Item 1.

(a)	Name of Issuer: Anheuser-Busch InBev SA/NV
(b)	Address of Issuer’s Principal Executive Offices Brouwerijplein 1, 3000 Leuven, Belgium

Item 2.

(a)

Name of Person Filing

BRC S.à.R.L.
Stichting Anheuser-Busch InBev
Eugénie Patri Sébastien S.A.
Rayvax Société d’Investissements S.A.
Sébastien Holding NV/SA
Fonds InBev Baillet-Latour SPRL
Fonds Voorzitter Verhelst BVBA
Jorge Paulo Lemann
Carlos Alberto da Veiga Sicupira
Marcel Herrmann Telles

(b)

Address of Principal Business Office or, if none, Residence

The address of the principal business office of BRC S.à.R.L. is:
73, côte d’Eich, L-1450 Luxembourg.

The address of the principal business office of Stichting Anheuser-Busch InBev is:
Locatellikade 1, 1076 AZ Amsterdam, The Netherlands.

The address of the principal business office of Eugénie Patri Sébastien S.A. is:
5, rue Guillaume Kroll, L-1882 Luxembourg.

The address of the principal business office of Rayvax Société d’Investissements S.A. is:
19, Square Vergote, B-1200 Brussels, Belgium.

The address of the principal business office of Sébastien Holding NV/SA is:
19, Square Vergote, B-1200 Brussels, Belgium.

The address of the principal business office of Fonds InBev Baillet-Latour SPRL is:
Grand’Place 1, 1000 Brussels, Belgium.

The address of the principal business office of Fonds Voorzitter Verhelst BVBA is:
Brouwerijplein 1, 3000 Leuven, Belgium.

The address of the principal business office of Jorge Paulo Lemann is:
Zürcherstrasse 325, 8645 Jona, Switzerland.

The address of the principal business office of Carlos Alberto da Veiga Sicupira is:
Redingstrasse 4, 3rd Flr, CH - 9000, St. Gallen, Switzerland.

The address of the principal business office of Marcel Herrmann Telles is:
Redingstrasse 4, 3rd Flr, CH - 9000, St. Gallen, Switzerland.

Page 12 of 24 pages

(c)	Citizenship See Item 4 of Cover Pages
(d)	Title of Class of Securities Ordinary Shares
(e)	CUSIP Number 03524A108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

(a)	Amount beneficially owned: See Item 9 of Cover Pages.
(b)	Percent of class: See Item 11 of Cover Pages.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See Item 5 of Cover Pages.
	(ii)	Shared power to vote or to direct the vote See Item 6 of Cover Pages.
	(iii)	Sole power to dispose or to direct the disposition of See Item 7 of Cover Pages.
	(iv)	Shared power to dispose or to direct the disposition of See Item 8 of Cover Pages.

Page 13 of 24 pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 14 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

BRC S.À.R.L. by /s/ Carlos Alberto da Veiga Sicupira Name: Carlos Alberto da Veiga Sicupira Title: Class A Director
by /s/ Roberto Moses Thompson Motta Name: Roberto Moses Thompson Motta Title: Class B Director

Page 15 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

STICHTING ANHEUSER-BUSCH INBEV by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Class A Director
by /s/ Roberto Moses Thompson Motta Name: Roberto Moses Thompson Motta Title: Class B Director

Page 16 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

EUGÉNIE PATRI SÉBASTIEN S.A. by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Director
by /s/ Alexandre Van Damme Name: Alexandre Van Damme Title: Director
by /s/ Frederic de Mevius Name: Frederic de Mevius Title: Director

Page 17 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

RAYVAX SOCIÉTÉ D’INVESTISSEMENTS S.A. by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Director
by /s/ Bernard Boon Falleur Name: Bernard Boon Falleur Title: Director

Page 18 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

SÉBASTIEN HOLDING NV/SA by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Director
by /s/ Bernard Boon Falleur Name: Bernard Boon Falleur Title: Director

Page 19 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

FONDS INBEV BAILLET-LATOUR SPRL by /s/ Alain Dewaele Name: Alain Dewaele Title: Director

Page 20 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

FONDS VOORZITTER VERHELST BVBA by /s/ Karin Van Roy Name: Karin Van Roy Title: Director
by /s/ Luc Hermans Name: Luc Hermans Title: Director

Page 21 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

JORGE PAULO LEMANN /s/ Jorge Paulo Lemann Name: Jorge Paulo Lemann

Page 22 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

CARLOS ALBERTO DA VEIGA SICUPIRA /s/ Carlos Alberto Da Veiga Sicupira Name: Carlos Alberto Da Veiga Sicupira

Page 23 of 24 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

MARCEL HERRMANN TELLES /s/ Marcel Herrmann Telles Name: Marcel Herrmann Telles

Page 24 of 24 pages